Exhibit 21.1
Subsidiaries of Thermon Group Holdings, Inc.

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
CCI Thermal Technologies Delaware Inc.	Delaware
CCI Thermal Technologies Texas Inc.	Texas
Industrial Process Insulation, Inc.	Texas
OOO Thermon Eurasia	Russian Federation
Thermon Australia Pty. Ltd.	Australia
Thermon Canada Inc.	Alberta, Canada
Thermon Canada Services, Inc.	Alberta, Canada
Thermon Deutschland GmbH	Germany
Thermon Europe B.V.	Netherlands
Thermon France SAS	France
Thermon Heat Tracing and Engineering (Shanghai) Co. Ltd.	China
Thermon Heat Tracing Services, Inc.	Texas
Thermon Heat Tracing Services-I, Inc.	Texas
Thermon Heat Tracing Services-II, Inc.	Louisiana
Thermon Heating Systems USA, Inc.	Colorado
Thermon Holding Corp.	Delaware
Thermon India Pvt. Ltd.	India
Thermon Industries, Inc.	Texas
Thermon Japan Limited	Japan
Thermon Korea, Ltd.	Korea
Thermon Latinoamericana, S. de R.L. de C.V.	Mexico DF, Mexico
Thermon Middle East, WLL	Bahrain
Thermon Power Solutions, Inc.	Alberta, Canada
Thermon U.K. Ltd.	United Kingdom
Thermon, Inc.	Texas